                                  SCHEDULE 14A

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        North Fork Bancorporation, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                               [NORTH FORK LOGO]

                                                                  March 25, 1999

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of North Fork Bancorporation, Inc., to be held at the Islandia Marriott Long Island, 3635 Express Drive North, Hauppauge, New York 11788, at 10 a.m. on Tuesday, April 27, 1999.

     There is one matter scheduled to be acted upon at the meeting:

     - The election of three directors to Class 3 of the Board of Directors.

     The Board of Directors believes that the election of the nominees listed in the attached proxy statement is in the best interests of the Company and its stockholders and unanimously recommends a vote "FOR" the nominees.

     Whether or not you plan to attend in person, it is important that your shares are represented at the meeting. Accordingly, you are requested to promptly complete, sign, date and mail the enclosed proxy in the postage prepaid envelope provided. Please be sure to mark the appropriate box if you do plan to attend.

     Thank you for your consideration and continued support.

Sincerely,
John Kanas signature
JOHN ADAM KANAS
Chairman of the Board and President

         275 BROAD HOLLOW ROAD, MELVILLE, NEW YORK 11747 (516) 844-1004

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 27, 1999

To the Stockholders of
North Fork Bancorporation, Inc.:

     Notice is hereby given that the Annual Meeting of Stockholders of North Fork Bancorporation, Inc., a Delaware corporation (the "Company"), will be held at the Islandia Marriott Long Island, 3635 Express Drive North, Hauppauge, New York 11788, on Tuesday, April 27, 1999, at 10 a.m. for the purpose of considering and voting upon the following items:

          1. The election of three directors to Class 3 of the Company's Board of Directors, each to hold office for a term of three years, and until their successors have been duly elected and qualified; and

          2. Any other business which may properly be brought before the meeting or any adjournment thereof.

     In accordance with Delaware law and the Bylaws of the Company, a list of the holders of Company Common Stock entitled to vote at the 1999 annual meeting will be available for examination by any stockholder for any purpose germane to the meeting at the branch of North Fork Bank located at 99 Smithtown Bypass, Hauppauge, New York, for ten days prior to the meeting, between the hours of 9:00 a.m. and 3:00 p.m., and at the annual meeting during the entire time thereof.

March 25, 1999

                                         By Order of the Board of Directors
                                                   /s/ Aurelie S. Graf

                                                     AURELIE S. GRAF
                                                   Corporate Secretary

YOU ARE REQUESTED TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER YOU PLAN TO ATTEND THE MEETING IN PERSON OR NOT. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE MEETING, OR IF YOU DO ATTEND THE MEETING YOU MAY REVOKE YOUR PROXY AT THAT TIME, IF YOU WISH.

                        NORTH FORK BANCORPORATION, INC.
                             275 BROAD HOLLOW ROAD
                            MELVILLE, NEW YORK 11747

                              PROXY STATEMENT FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 27, 1999

     This proxy statement is being furnished in connection with the solicitation by the Board of Directors of North Fork Bancorporation, Inc. (the "Company") of proxies to be voted at the Annual Meeting of Stockholders (the "Meeting") to be held at 10 a.m. on April 27, 1999, at the Islandia Marriott Long Island, 3635 Express Drive North, Hauppauge, New York 11788, and at any adjournment thereof. This proxy statement and the enclosed form of proxy are first being sent to stockholders on or about March 25, 1999.

                                    PROXIES

     Any stockholder executing a proxy which is solicited hereby has the power to revoke it prior to exercise of the authority conferred thereby. Revocation may be made effective by attending the Meeting and voting the shares of stock in person, or by delivering to the Secretary of the Company at the principal office of the Company prior to the Meeting a written notice of revocation or a later-dated, properly-executed proxy.

     Proxies will be solicited by mail. They also may be solicited by directors, officers and other employees of the Company or its primary banking subsidiary, North Fork Bank, personally or by telephone or telegraph, but such persons will receive no additional compensation for their services. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send this proxy statement and form of proxy to their principals, and the Company will reimburse such persons for out-of-pocket expenses incurred in forwarding the materials. The Company also has retained D.F. King & Co., Inc. to aid in the solicitation of proxies, at an estimated cost of $7,000, plus reimbursement of reasonable out-of-pocket expenses. All expenses of solicitation will be paid by the Company.

                         RECORD DATE AND VOTING RIGHTS

     The Board of Directors has fixed the close of business on March 1, 1999, as the record date for determining stockholders who are entitled to notice of, and to vote at, the Meeting. At the close of business on that date, there were outstanding and entitled to vote 141,042,425 shares of common stock, par value $2.50 per share, of the Company (the "Common Stock"), which is the only class of stock of the Company outstanding. Only holders of record of Common Stock at the close of business on the record date are entitled to notice of and to vote at the Meeting. Each stockholder of record on that date is entitled to one vote for each share held with respect to each matter submitted to a vote at the Meeting.

     The required vote for the election of directors is the affirmative vote of a plurality of the shares present in person or represented by proxy at the Meeting and entitled to vote on the election of directors. The required vote on any other matter that may be submitted to the stockholders is the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter submitted. A majority of the outstanding shares present or represented by proxy will constitute a quorum at the Meeting.

     Consistent with applicable state law and the Company's Certificate of Incorporation and Bylaws, the Company will count all shares represented by proxy or in person at the Meeting for purposes of determining a quorum. Shares represented by proxies or voted in person on ballots marked "ABSTAIN" on any proposal will be treated as shares present or represented at the Meeting for purposes of such proposal. Shares held in "street name" by brokers but not voted by such brokers, for any reason, on a particular matter (so-called "broker non-votes") will not be deemed present or represented at the Meeting for purposes of such matter, even if such shares have been properly voted by such broker, in person or by proxy, on one or more other matters brought before the Meeting. In the election of directors (Item 1), which requires the affirmative vote of a plurality of the shares present or represented at the Meeting and entitled to vote, neither broker non-votes nor shares voted "WITHHOLD" will have the effect of a vote "AGAINST" any or all nominees for director. With respect to the vote on any other matter, ballots marked "ABSTAIN" will have the effect of a vote "AGAINST" such matter but broker non-votes will not have the effect of a vote "AGAINST" such matter.

     Votes will be counted and vote totals announced at the Meeting by the inspectors of election.

                          CERTAIN BENEFICIAL OWNERSHIP

     As of December 31, 1998, there was no person known by the Board of Directors of the Company to be the beneficial owner of more than 5 percent of the outstanding shares of Common Stock.

ITEM 1.  ELECTION OF DIRECTORS AND INFORMATION WITH RESPECT TO
        DIRECTORS AND OFFICERS

     The first item to be acted upon at the Meeting is the election of three directors to Class 3 of the Board of Directors of the Company, each to hold office for three years (through the annual meeting in the year 2002) and until his successor shall have been duly elected and qualified.

     All proxies timely received by the Secretary in response to this solicitation that are in proper form and that have not been revoked will be voted "FOR" the three nominees to Class 3 listed below (unless any nominee is unable or unwilling to serve for any reason), subject to any specific voting instructions received with any proxy, including a direction to "WITHHOLD" authority to vote for any or all of the nominees.

     Each of the nominees listed below has consented to being named in this proxy statement and to serve if elected, and the Board has no reason to believe that any nominee will decline or be unable to serve, if elected. In the event any nominee is unable or unwilling to serve for any reason, it is intended that the holders of the proxies may vote for the election of such other person or persons as may be designated by the Board of Directors.

     The following information is provided with respect to each nominee for director and each current director whose term of office extends beyond the date of the Meeting.

            NOMINEES FOR DIRECTOR AND DIRECTORS CONTINUING IN OFFICE

                                                                             SHARES OF
                                                                            COMMON STOCK
                                                                            BENEFICIALLY
                                                           SERVED           OWNED AS OF
                                                            AS A        December 31, 1998(c)
          NAME, AGE, PRINCIPAL OCCUPATION AND             DIRECTOR    ------------------------
         OTHER POSITIONS WITH THE COMPANY(A)(B)            SINCE      NO. OF SHARES    PERCENT
         --------------------------------------           --------    -------------    -------
NOMINEES FOR DIRECTOR:
CLASS 3 (terms to expire in 2002):
John Bohlsen, 56........................................    1986          886,877(1)       *
  Vice Chairman of the Company and North Fork Bank;
     President, The Helm Development Corp. (real estate
     company)
Thomas M. O'Brien, 48...................................    1997          993,190(2)       *
  Vice Chairman of the Company and North Fork Bank
     (since January 1997); Former Chairman, President
     and Chief Executive Officer, North Side Savings
     Bank
Patrick E. Malloy, III, 56..............................    1998        2,581,177       1.80%
  Former Chairman, New York Bancorp Inc.; President,
     Malloy Enterprises, Inc. (private investment
     company)

DIRECTORS CONTINUING IN OFFICE:
CLASS 1 (terms to expire in 2000):
Allan C. Dickerson, 66..................................    1988           48,844(3)       *
  Former President, Roy H. Reeve Agency, Inc. (general
     insurance company) (1975-1994)
Lloyd A. Gerard, 67.....................................    1981          173,132(4)       *
  Antique Dealer and Auctioneer
John Adam Kanas, 52.....................................    1981        2,310,587(5)    1.61%
  Chairman, President and Chief Executive Officer of the
     Company and North Fork Bank
Irvin L. Cherashore, 63.................................    1997           63,204          *
  Director of Winchester Group, Inc. (money management
     and institutional brokerage company); Former
     Director, North Side Savings Bank

                                                                             SHARES OF
                                                                            COMMON STOCK
                                                                            BENEFICIALLY
                                                           SERVED           OWNED AS OF
                                                            AS A        December 31, 1998(c)
          NAME, AGE, PRINCIPAL OCCUPATION AND             DIRECTOR    ------------------------
         OTHER POSITIONS WITH THE COMPANY(A)(B)            SINCE      NO. OF SHARES    PERCENT
         --------------------------------------           --------    -------------    -------
CLASS 2 (terms to expire in 2001):
James F. Reeve, 58......................................    1988          167,554(6)       *
  President, Harold R. Reeve & Sons, Inc. (general
     construction company)
George H. Rowsom, 63....................................    1981           24,053(7)       *
  President, S.T. Preston & Son, Inc. (retail marine
     supplies company)
Raymond W. Terry, Jr., 68...............................    1988          108,000(8)       *
  Former Chairman and President, Southold Savings Bank
Dr. Kurt R. Schmeller, 61...............................    1994           78,190          *
  President, Queens Borough Community College, CUNY

         SHARES BENEFICIALLY OWNED BY OTHER EXECUTIVE OFFICERS AND ALL
                       DIRECTORS AND OFFICERS AS A GROUP

                                                                       SHARES OF
                                                                      COMMON STOCK
                                                                      BENEFICIALLY
                                                                      OWNED AS OF
                                                                  December 31, 1998(c)
                  NAME, AGE, AND POSITIONS                      ------------------------
                      WITH THE COMPANY                          NO. OF SHARES    PERCENT
                  ------------------------                      -------------    -------
Daniel M. Healy, 56.........................................        649,681(9)       *
  Executive Vice President and Chief Financial Officer of
     the Company and North Fork Bank
All Director Nominees, Continuing Directors and Executive
  Officers as a Group.......................................      8,084,489(10)   5.64%

---------------
NOTES TO BENEFICIAL OWNERSHIP TABLE:

   * Less than one percent (1%).

 (a) Except as otherwise noted, each of the nominees for director and continuing directors has held the occupation or position listed for at least the past five years.

 (b) All persons listed as nominees for director or as continuing directors are also directors of North Fork Bank.

 (c) Beneficial ownership of shares, as determined in accordance with applicable Securities and Exchange Commission Rules, includes shares as to which a person directly or indirectly has or shares voting power and/or investment power (which includes the power to dispose) and all shares which the person has a right to acquire within 60 days of the reporting date.

 (1) Includes 239,899 shares of restricted stock and options to purchase 178,371 shares previously granted to Mr. Bohlsen under the Company's compensatory stock plans, 2,568 shares held by his wife, 32,572 shares held by his dependent children, and 40,000 shares held by the John and Linda Bohlsen Family Foundation, a charitable foundation established by Mr. Bohlsen that is qualified under section 501(c)(3) of the Internal Revenue Code.

 (2) Includes 62,500 shares of restricted stock and options to purchase 108,583 shares previously granted to Mr. O'Brien under the Company's compensatory stock plans, 268,605 shares held by him in joint tenancy with his wife, 1,296 shares held as custodian for his dependent children, and 35,000 shares held by The Galway Bay Foundation, Inc., a charitable foundation established by Mr. O'Brien that is qualified under section 501(c)(3) of the Internal Revenue Code.

 (3) Includes 23,845 shares held by Mr. Dickerson's wife.

 (4) Includes 5,827 shares held by Mr. Gerard in joint tenancy with his daughter, 3,000 shares held by his wife, and 300 shares held by his wife in her capacity as custodian for a granddaughter.

 (5) Includes 690,136 shares of restricted stock and options to purchase 632,985 shares previously granted to Mr. Kanas under the Company's compensatory stock plans, 55,300 shares held by him in joint tenancy with his wife, 62,823 shares held by his wife, 14,900 shares held by his dependent children, 400 shares held by his wife in joint tenancy with his son, 400 shares held by his wife as custodian for their son, and 109,000 shares held by the John A. Kanas and Elaine M. Kanas Family Foundation, a charitable foundation established by Mr. Kanas that is qualified under section 501(c)(3) of the Internal Revenue Code.

 (6) Includes 55,625 shares held by Mr. Reeve's wife.

 (7) Includes 3,000 shares held by Mr. Rowsom in joint tenancy with his wife, 928 shares held by his wife, and 9,000 shares held by the S. T. Preston & Sons, Inc. Profit Sharing Trust, in which Mr. Rowsom shares voting power with two others.

 (8) Includes 45,000 shares held by Mr. Terry's wife.

 (9) Includes 125,985 shares of restricted stock and options to purchase 212,020 shares previously granted to Mr. Healy under the Company's compensatory stock plans, 9,000 shares held by his wife, and 6,000 shares held in his name as custodian for a daughter.

(10) Includes 1,118,520 shares of restricted stock and options to purchase an aggregate of 1,131,959 shares previously granted to such persons under the Company's compensatory stock plans.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Such individuals are required by regulations promulgated by the Securities and Exchange Commission to furnish the Company with copies of all
Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to the Company or written representations that no reports were required to be filed, the Company believes that such persons complied with all
Section 16(a) filing requirements applicable to them with respect to transactions during 1998.

                                BOARD COMMITTEES

     The Board of Directors of the Company has an Audit Committee. The functions performed by the Audit Committee include reviewing the adequacy of internal controls, internal auditing and the results of examinations made by supervisory authorities and the scope and results of audit and nonaudit services rendered by the Company's independent public accountants. The present members of the Audit Committee are directors Terry, Gerard and Schmeller. The Audit Committee met 10 times during 1998.

     The Company's Board of Directors also has a Compensation and Stock Committee. The Compensation and Stock Committee reviews and makes recommendations on salary levels for executives and other officers, makes certain decisions affecting executive bonuses under the Company's Annual Incentive Compensation Plan and determines all awards to executives under the Company's compensatory stock plans. The Committee consists of three directors appointed by the Company's Board of Directors, none of whom may be an employee or have substantial separate business dealings with the Company. The present members of the Committee are directors Dickerson, Gerard and Rowsom. During 1998 the Compensation and Stock Committee met 4 times. (See "Report of the Compensation Committee" on page 16.)

     The Company's Board of Directors has no nominating committee or committee performing functions similar to those of a nominating committee. However, the Company's By-laws provide a procedure under which a stockholder of the Company may nominate a person for election as director at an annual meeting. (See "Stockholder Proposals" on page 29.)

     The Board of Directors met 13 times during 1998. Each of the directors attended at least 75 percent of the total number of meetings of the Board and of all committees of which the director was a member during the period he was a director or served on such committees.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No current member of the Compensation and Stock Committee is now an officer or an employee of the Company or any of its subsidiaries or has ever been an officer of the Company or any of its subsidiaries or during the last fiscal year has had any substantial business dealings with the Company.

                           COMPENSATION OF DIRECTORS

     Each member of the Board of Directors of the Company receives an annual fee of $30,000. This fee is for all duties as a director of the Company, including any service as a member of one or more committees of the Board of Directors of the Company. Each member of the Board of Directors of North Fork Bank (currently, the same group that serves as the Board of Directors of the Company) receives a fee of $750 for each meeting of the Board or any committee of the Board attended. Chairmen of North Fork Bank Board committees receive an additional $250 per committee meeting attended. Directors Kanas, Bohlsen and O'Brien do not receive any separate fees for attendance at any Company or North Fork Bank committee meetings.

     The Company maintains a Directors' Deferred Compensation Plan, under which a director may defer receipt of either 50 percent or 100 percent of all fees earned by him as director of the Company and North Fork Bank for five or ten years or until retirement or age 70. During the deferral period, amounts deferred earn interest at the highest rate offered by North Fork Bank to customers on any certificate of deposit or individual retirement account, determined on a quarterly basis.

     Certain directors of the Company who were directors of Southold Savings Bank prior to the Company's acquisition of Southold in 1988 now receive, or in the future will receive, payments from North Fork Bank under deferred directors' fee agreements entered into by them with Southold prior to the 1988 acquisition. These agreements, similar to the Company's optional Deferred Compensation Plan for directors described above, permitted these individuals while they were directors of Southold to defer receipt of some or all of their director's fees in exchange for a right to receive, commencing on some designated future date and continuing for a fixed period thereafter, regular monthly cash payments in a specified amount. The designated payment amounts essentially represented the estimated future value of the deferred fees, with compounding of interest at assumed rates during the intervening years. Company directors Dickerson and Reeve will be entitled to receive such payments in the future.

     Under the terms of the merger agreement entered into by the Company in connection with its 1998 acquisition of New York Bancorp, the Company entered into a one-year consulting agreement with director Patrick E. Malloy, III, former Chairman of New York Bancorp, providing for a fee of $750,000 for services rendered. The consulting agreement contains a non-competition provision and expires on March 28, 1999.

                             EXECUTIVE COMPENSATION

     The following table sets forth information concerning compensation and compensatory awards received in the last three years by the Chief Executive Officer of the Company and each other executive officer whose cash compensation from the Company, including salary and bonus, exceeded $100,000 in 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM COMPENSATION
                                         ANNUAL COMPENSATION                            AWARDS
                              -----------------------------------------   -----------------------------------
            (A)               (B)       (C)         (D)          (E)                      (G)          (I)
                                                                OTHER        (F)       SECURITIES      ALL
                                                               ANNUAL     RESTRICTED   UNDERLYING     OTHER
NAME AND                                                       COMPEN-      STOCK      OPTIONS(4)    COMPEN-
PRINCIPAL POSITION            YEAR   SALARY(1)     BONUS      SATION(2)   AWARDS(3)     (SHARES)    SATION(5)
------------------            ----   ---------   ----------   ---------   ----------   ----------   ---------
John Adam Kanas.............  1998   $887,750    $1,200,000    $48,164    $  818,800    506,088(6)  $122,779
  Chairman of the Board,      1997    684,750       950,000     46,500     1,268,800(7)  764,775(8)  107,560
  President and Chief         1996    584,000       750,000      8,449     1,020,000    150,000       40,236
  Executive Officer
John Bohlsen................  1998    437,750       600,000     23,178       511,750    139,551(6)    46,236
  Vice Chairman of the        1997    434,750       450,000     56,125       730,500(7)  171,636(8)   40,419
  Board                       1996    334,750       350,000      6,611       680,000     90,000       16,638
Thomas M. O'Brien...........  1998    437,750       600,000     25,290       511,750     78,583(6)    44,081
  Vice Chairman of the        1997    357,250       450,000     42,767       730,500     30,000       16,687
  Board                       1996
Daniel M. Healy.............  1998    350,000       325,000     15,756       307,050    144,520(6)    31,761
  Executive Vice President    1997    350,000       275,000     14,062       475,800(7)  166,068(8)   30,337
  and Chief Financial
    Officer                   1996    300,000       200,000      4,164       340,000     60,000       14,288

---------------
NOTES TO SUMMARY COMPENSATION TABLE:

(1) Includes salary deferred at the election of the named executive officer (including deferral amounts under the Company's 401(k) Plan) and all directors' fees from the Company and North Fork Bank, whether paid or deferred. The salary deferral amount under the 401(k) Plan for each of the named executive officers in 1998 was $9,600. Total directors' fees for 1998 were $37,750 for Mr. Kanas, $37,750 for Mr. Bohlsen, and $37,750 for Mr. O'Brien.

(2) Listed amounts represent tax payments made by the Company on the taxable contributions made by it on behalf of the named executive officers under the Company's Supplemental Executive Retirement Plan ("SERP").

(3) Represents the dollar value of restricted shares granted to the named executive officers during the year in question, exclusive of any replacement restricted shares received by them in 1997 (see

    Note 7, below). The listed dollar values represent the number of such restricted shares multiplied by the closing market price of the Company's Common Stock on the date of grant, less the purchase price, if any, paid by the executive upon grant. Restricted shares granted under the Company's compensatory stock plans carry the same dividend rights as unrestricted shares of Common Stock from the date of grant. As of year-end 1998, the number (and total dollar value) of restricted shares held by the named executive officers were as follows: Mr. Kanas -- 690,136 shares ($16,521,856); Mr. Bohlsen -- 239,899 shares ($5,743,182); Mr.
    O'Brien -- 62,500 shares ($1,496,250); and Mr. Healy -- 125,985 shares
    ($3,016,081). These dollar values are based on the closing market price of the Company's Common Stock on December 31, 1998 ($23.94 per share), with no discount for forfeitability or lack of transferability.

(4) Represents the total number of shares subject to stock options received by the named executive officers during the year in question. Includes both regular stock options (i.e., options awarded by the Compensation and Stock Committee as part of its regular decisions regarding executive compensation occurring during the year) and so-called "reload" stock options (i.e., options awarded to officers during the year upon their decision to exercise previously held stock options by surrendering shares of Common Stock to the Company in payment of the exercise price). The number of reload stock options received in 1997 and 1998 by each of the executive officers is separately identified in Note 6 and 8, respectively. No options issued to the named executive officers have been accompanied by stock appreciation rights ("SARs"). All options issued before May 15, 1998 have been adjusted to reflect the 3-for-2 stock split effective on that date, and all options issued before May 15, 1997 also have been adjusted to reflect the 2-for-1 stock split effective on that date.

(5) Includes Company contributions on behalf of the named executive officers under the 401(k) Plan and under the defined contribution plan feature of the SERP and specified premiums paid by the Company on certain insurance arrangements covering the executive officers. Listed amounts for 1998 include 401(k) Plan contributions by the Company on behalf of executive officers Kanas, Bohlsen, O'Brien and Healy of $7,200 each; contributions by the Company under the defined contribution plan feature of the SERP on behalf of executive officers Kanas, Bohlsen, O'Brien and Healy of $68,033, $32,738, $35,724 and $22,256, respectively; and the following insurance premiums paid by the Company on their behalf: for Mr. Kanas, $13,682 in premiums on a disability policy, $25,000 in premiums on a life insurance policy and $8,864 in premiums on two split dollar life insurance policies; for Mr. Bohlsen, $6,298 in premiums on a split dollar life insurance policy; for Mr. O'Brien, $1,157 in premiums on a split dollar life insurance policy; and for Mr. Healy, $2,305 in premiums on a split dollar life insurance policy.

(6) Includes the following numbers of reload stock options issued to the named executive officers in 1998: Mr. Kanas -- 476,088 shares; Mr.
    Bohlsen -- 119,551 shares; Mr. O'Brien -- 58,583 shares; and Mr.
    Healy -- 134,520 shares.

(7) Listed amount does not include the dollar value of the replacement restricted shares received by the named executive officer in 1997. The Compensation and Stock Committee determined to incentivize the executives to remain with the Company on a long term basis by shifting the vesting dates of restricted shares granted to executives from the near-term to a retirement basis. The Committee encouraged executives to surrender their old restricted shares and when they did so, in early 1997, granted them replacement restricted shares with retirement vesting. The total number of restricted shares surrendered and replacement restricted shares received by each executive was as follows: Mr.
    Kanas -- 286,668 shares surrendered and 590,136 replacement shares received; Mr. Bohlsen -- 105,000 shares surrendered and 177,399 replacement shares received; and Mr. Healy -- 54,000 shares surrendered and 88,485 replacement shares received. The aggregate market value, based on the closing market price of the Company's Common Stock on the grant date (February 25, 1997), of the net new replacement restricted shares (replacement shares minus surrendered shares) received by each executive was as follows: Mr.
    Kanas -- $4,084,173; Mr. Bohlsen -- $973,562; and Mr. Healy -- $464,111. All
    restricted shares granted before May 15, 1998 have been adjusted to reflect the 3-for-2 stock split effective on that date, and all restricted shares granted before May 15, 1997 have been adjusted to reflect the 2-for-1 stock split effective on that date.

(8) Includes the following numbers of reload stock options issued to the named executive officer in 1997: Mr. Kanas -- 719,775 shares; Mr.
    Bohlsen -- 141,636 shares; and Mr. Healy -- 151,068 shares.

                                 STOCK OPTIONS

     The following table sets forth information concerning stock options granted during 1998 to each of the named executive officers in the Summary Compensation Table on page 8. Option grants have been divided between regular stock options (i.e., awards of new options at the discretion of the Compensation and Stock Committee as part of its regular reviews and decisions regarding executive compensation occurring during the year) and so-called "reload" stock options (i.e., options issued upon the option holder's decision to exercise previously granted options by surrender of shares of Common Stock to the Company as payment of the exercise price). See the discussion of reload options in the Report of the Compensation Committee under the heading, "Recent Revisions to Long-Term Executive Compensation." All information relating to options granted prior to May 15, 1998 has been adjusted to reflect the 3-for-2 stock split effective on that date.

                             OPTION GRANTS IN 1998
--------------------------------------------------------------------------------

          (A)                          (B)          (C)                      (E)           (F)
                                    NUMBER OF    % OF TOTAL      (D)
                                    SECURITIES    OPTIONS     EXERCISE
                                    UNDERLYING   GRANTED TO    OR BASE                 GRANT DATE
                                     OPTIONS     EMPLOYEES      PRICE                    PRESENT
                                    GRANTED(1)   IN FISCAL    (DOLLARS/   EXPIRATION    VALUE(3)
         NAME                        (SHARES)     YEAR(2)      SHARE)        DATE       (DOLLARS)
         ----                       ----------   ----------   ---------   ----------   -----------
John Adam Kanas........   Regular     30,000                   $20.47      12/16/08    $157,611.00
                          Reload      27,596                    26.88      08/18/03     172,657.13
                                     219,308                    26.88      03/28/99     531,471.01
                                       9,167                    26.88      12/21/03      59,191.32
                                      67,196                    26.88      12/09/06     558,869.13
                                       9,407                    26.88      12/14/00      41,944.87
                                      16,569                    26.88      12/21/03     106,986.03
                                      54,305                    26.88      01/16/06     451,654.69
                                      59,937                    26.88      12/19/04     498,496.03
                                      12,603                    26.88      08/02/98      14,986.23
                                                   -----
                                                    50.4%
John Bohlsen...........   Regular     20,000                    20.47      12/16/08     105,074.00
                          Reload      29,124                    26.88      12/09/06     242,224.31
                                      31,031                    26.88      01/16/06     258,084.83
                                      35,963                    26.88      12/19/04     299,104.27
                                      16,557                    26.88      08/18/03     103,590.53
                                       6,876                    26.88      12/21/03      44,398.33
                                                   -----
                                                    13.9%
Thomas M. O'Brien......   Regular     20,000                    20.47      12/16/08     105,074.00
                          Reload       9,774                    26.88      06/22/03      60,282.12
                                      48,809                    26.88      01/22/03     288,090.24
                                                   -----
                                                     7.8%
Daniel M. Healy........   Regular     10,000                    20.47      12/16/08      52,537.00
                          Reload      38,072                    26.88      12/09/06     316,644.82
                                      35,963                    26.88      12/19/04     299,104.27
                                      31,029                    26.88      01/16/06     258,068.19
                                      22,580                    26.88      03/16/02     123,934.85
                                       6,876                    26.88      12/21/03      44,398.33
                                                   -----
                                                    14.4%

---------------
NOTES:

(1) All regular stock options listed were granted to the named executive officers on December 16, 1998, when the average of the high and low price per share of the Common Stock on the New York Stock Exchange ("NYSE") was $20.47. All reload stock options listed were issued to the named executive officers as a result of their stock-for-stock exercises of underlying options on April 23, 1998, when the average of the high and low price per share of the Common Stock on the NYSE was $26.88, adjusted for the 3-for-2 stock split in May 1998. All stock options issued in 1998, including the reload options, provide for the grant of a reload option upon the stock-for-stock exercise thereof, subject to the approval of the Compensation and Stock Committee. All reload options relate to a number of shares of Common Stock equal to the number of shares of Common Stock surrendered or deemed surrendered upon exercise of the underlying option, including shares surrendered to or withheld by the Company for tax withholding purposes. All reload options have an exercise price equal to the closing market price of the Common Stock on the date of grant, are exercisable immediately, and expire on the date the underlying option would have expired. Each stock option granted to the named executive officers contains a transferability feature under which the executives are permitted to transfer their stock options, prior to exercise, exclusively by gift and exclusively to members of their immediate family. In addition, named executive officers, upon exercise of a stock option by delivery of previously owned shares of Common Stock, may direct the Company to defer the delivery of the new shares until a specified later date. (See "Report of the Compensation Committee -- Recent Revisions to Long-Term Executive Compensation" on page 20.)

(2) The listed percentage for each named executive officer represents the percentage of all compensatory stock options (both regular options and reload options) issued by the Company during the year that were received by such executive officer.

(3) The listed Grant Date Present Value of the options is an estimate determined by using the Black-Scholes option pricing model, a commonly-used method of valuing options on the date of grant. The assumptions utilized in applying the Black-Scholes model were as follows: (a) the useful life of the options was estimated to be six years for options with an original term greater than six years or the option's remaining term if its original maturity is less than six years; (b) the risk-free discount rate applied for purposes of the valuation ranged from 4.50 to 5.66 percent; (c) the volatility factor utilized ranged from 21 to 30 percent; (d) the dividend yield on the Common Stock was assumed to be 2.25 percent for purposes of the analysis only; and
    (e) no rate of forfeiture was assumed.

     The following table sets forth information concerning all stock options that were either exercised in 1998 or held at year-end 1998 by the named executive officers in the Summary Compensation Table on page 8. The option exercise information includes reload exercises of options, that is, option exercises resulting in the issuance of reload options to the executives.

        AGGREGATED OPTION EXERCISES IN THE YEAR ENDED DECEMBER 31, 1998,
                           AND YEAR-END OPTION VALUES
--------------------------------------------------------------------------------

              (A)                       (B)                (C)                (D)                 (E)
                                                                           NUMBER OF      VALUE OF UNEXERCISED
                                                                          UNEXERCISED         IN-THE-MONEY
                                                                          OPTIONS AT           OPTIONS AT
                                       OPTION EXERCISES IN 1998          DECEMBER 31,         DECEMBER 31,
                                  -----------------------------------        1998               1998(3)
                                  SHARES ACQUIRED                        (EXERCISABLE/       (EXERCISABLE/
                                  ON EXERCISE(1)    VALUE REALIZED(2)   UNEXERCISABLE)       UNEXERCISABLE)
              NAME                   (SHARES)           (DOLLARS)          (SHARES)            (DOLLARS)
              ----                ---------------   -----------------   ---------------   --------------------
John Adam Kanas.................      780,873          $11,911,400        E - 632,985        E - $2,019,273
                                                                           U - 44,100         U -   555,858
John Bohlsen....................      187,536            2,891,016        E - 178,371        E -    264,291
                                                                           U - 27,984         U -   352,724
Thomas M. O'Brien...............      128,646            2,979,344        E - 108,583        E -    153,119
                                                                          U -       0        U -          0
Daniel M. Healy.................      211,068            3,255,171        E - 212,020        E -  1,275,466
                                                                          U -       0        U -          0

---------------
NOTES:

(1) All option exercises in 1998 by the listed executives were stock-for-stock exercises. Listed numbers of shares of Common Stock acquired on exercise includes both shares received replacing shares surrendered and net new shares received. All share numbers have been adjusted to reflect the 3-for-2 stock split paid to all stockholders of record as of April 24, 1998.

(2) Calculated by subtracting the exercise price of the options from the market value of the shares received as of the date of exercise. All amounts listed are on a pre-tax basis and constitute compensation income taxable to the named executive at ordinary income rates.

(3) Calculated by subtracting the exercise price of options from the market value of underlying shares at year-end, based on a closing market price of the Common Stock on December 31, 1998, of $23.94 per share.

                       AGREEMENTS WITH EXECUTIVE OFFICERS

     In 1994, the Company entered into change-in-control agreements with three executive officers of the Company-Chairman, President and Chief Executive Officer John Adam Kanas, Vice Chairman John Bohlsen and Chief Financial Officer Daniel M. Healy. The agreements are substantially identical in form. In addition, the Company entered into a substantially similar change-in-control arrangement with Vice Chairman Thomas M. O'Brien, as part of the employment agreement (further described below) it entered into with him in connection with the Company's acquisition of North Side Savings Bank at year-end 1996. Under each agreement, the executive is entitled to receive from the Company a lump sum payment equal to 299 percent of his base salary if, within 24 months after a change in control of the Company (as defined in the agreement), his employment is terminated by the Company (other than for cause) or by the executive voluntarily. Each agreement is a rolling three-year agreement and will continue in effect until retirement or until two years after a decision is reached by the Board not to renew the agreement. The agreements provide that if any payments thereunder would be treated as excess parachute payments under section 280G of the Internal Revenue Code, the aggregate amount of those payments will be reduced to the extent necessary to avoid that treatment, except that any payment to the executive under the Company's Performance Plan or any acceleration of the vesting of his stock-based awards will not trigger such a reduction.

     In connection with the acquisition of North Side Savings Bank at year-end 1996, the Company entered into an employment agreement with Vice Chairman Thomas
M. O'Brien. The employment agreement provides for a three year term and an annual base salary of $325,000, which amount may be increased at the discretion of the Company's Board of Directors, provided that such annual base salary shall be substantially equivalent to the annual base salary of any other Vice Chairman of the Company and shall be no less than 50% of the annual base salary of the Chief Executive Officer of the Company. The agreement also provides that Vice Chairman O'Brien shall be eligible for annual bonuses, which bonuses shall be substantially equivalent to the annual bonus, if any, paid to any other Vice Chairman of the Company. If the Company terminates the agreement other than for "cause," as defined, or Mr. O'Brien terminates the agreement for a material uncured breach thereof by the Company, then Mr. O'Brien will be entitled to a lump sum payment equal to the aggregate amount of his base salary for the otherwise remaining term of the agreement multiplied by 130%.

     At the end of 1994, the Board adopted the Performance Plan, under which executives and other officers and employees may receive cash payments following a change in control of the Company, if certain financial performance targets are met in connection with the change-in-control transaction. (See "Report of the Compensation Committee -- Performance Plan" on page 25.)

                               PERFORMANCE GRAPH

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate by reference future filings, including this Proxy Statement, in whole or in part, the following Performance Graph and Compensation Committee Report shall not be incorporated by reference into any such filings.

     Set forth below is a line graph comparing the cumulative total stockholder return on the Company's Common Stock over a five year period with the cumulative total return on the Standard and Poor's 500 Stock Index and the KBW Eastern Region Index over the same period, assuming the investment of $100 in each on December 31, 1993, and the reinvestment of all dividends. The KBW Eastern Region Index, available from Keefe, Bruyette & Woods, Inc., is a market-capitalization-weighted bank-stock index combining stock price information from 10 of the larger bank holding companies in the eastern United States.

       COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURNS AMONG NORTH FORK
                                BANCORPORATION,
                   S&P 500 INDEX AND KBW EASTERN REGION INDEX
[COMPARISON GRAPH]

                                                           NFB                    S&P 500 INDEX         KBW EASTERN REGION INDEX
                                                           ---                    -------------         ------------------------
'1993'                                                   100.00                      100.00                      100.00
'1994'                                                   108.72                      101.33                       88.77
'1995'                                                   205.66                      139.39                      150.69
'1996'                                                   297.53                      171.11                      206.69
'1997'                                                   577.89                      228.20                      330.74
'1998'                                                   631.63                      293.41                      344.56

                      REPORT OF THE COMPENSATION COMMITTEE

     The Stock and Compensation Committee of the Company's Board of Directors (the "Committee") is responsible for conducting periodic reviews of executive compensation and for taking certain actions affecting the compensation of senior executives, including the Chief Executive Officer. The Committee currently consists of three directors, none of whom is an officer or employee of the Company or any of its subsidiaries or has any separate, substantial business relationship with the Company. The names of the Committee members are listed at the end of this report. The Committee makes recommendations to the full Board of Directors concerning salary levels for senior executives and officers generally. In addition, the Committee plays a major role in determining the annual bonuses paid to senior executives and other key employees under the Company's annual bonus plan and has full discretion in granting stock options and other stock awards to senior executives under the Company's stock-based incentive compensation plans. Finally, the Committee monitors post-retirement compensation arrangements for senior executives and sets performance targets under the Company's long-term performance plan, which may affect the level of post-retirement payments to senior executives after any change-in-control of the Company.

     The Committee is submitting this report summarizing its involvement in the compensation decisions and policies adopted by the Company for executive officers generally and for Chairman, President and Chief Executive Officer John Adam Kanas, specifically.

EXECUTIVE COMPENSATION POLICY

     The basic policy of the Company on executive compensation, as set by the Board of Directors and the Committee, is to provide an incentive for executives to achieve corporate and individual goals and to reward executives when these goals are met. A central theme underlying executive compensation is the paramount importance of long-term stockholder interests and the need to align senior management incentives with those interests. Executive incentive pay has worked well for North Fork and its stockholders, and the Committee sees no reason to alter that emphasis.

     In determining overall amounts and types of compensation for senior executives, the Board and the Committee give substantial weight to corporate performance measures as well as executive compensation practices followed by the Company's competitors. Also included in the deliberative process are personal factors such as commitment, leadership, teamwork and community involvement. In reviewing competitive factors, the Board and the Committee focus on executive compensation paid by other top performing banks of a comparable size, and also monitor executive pay at nonbank companies that compete with the Company for key personnel.

     The Board and the Committee obtain suggestions and advice from the CEO and other senior executives regarding appropriate or desired levels of compensation for them individually and for management personnel generally. Board and Committee members also have access to all relevant Company financial information, personnel records and other data and obtain the advice of experts and compensation consultants, as appropriate. In 1998, at the direction of the Committee, the Company retained the consulting firm of William M. Mercer, Incorporated, to review and analyze North Fork's executive compensation structure and practices. The resulting Mercer analysis was relied upon extensively by the Board and the Committee in making their year-end compensation decisions.

     The ultimate purpose of the Company's executive compensation structure is to attract and retain executives of the highest caliber and to motivate these individuals to put forth maximum effort toward the achievement of specified corporate goals identified through the strategic planning process of the Board and management.

COMPONENTS OF EXECUTIVE COMPENSATION

     In its deliberations regarding executive compensation, the Committee focuses upon the following fundamental components: salary, short-term (i.e., annual) incentive compensation, and long-term incentive compensation. Historically, the Company has placed special emphasis on incentive compensation, both short-term and long-term, in setting overall levels of executive pay. The Mercer analysis recently commissioned by the Company reveals that North Fork's executives have received a much higher percentage of their total compensation in the form of incentive compensation than has been the case, on average, for their counterparts in the Company's peer group of banks.

  Salary

     The Committee conducts an annual review of salary levels for all senior executives and other officers, assists the full Board in setting general Company policy on executive salaries, and makes recommendations on specific salaries or salary modifications for management. Salary levels are reflective of an executive's responsibilities, experience and performance, the Company's overall performance in relation to its peer group, and competitive marketplace considerations.

  Annual Incentive Compensation

     Short-term incentive compensation for executives is provided through the Company's Annual Incentive Compensation Plan (the "Bonus Plan"). Following profitable and successful years, senior executives as well as other key employees receive year-end cash distributions out of a designated annual bonus pool established under the Bonus Plan. Bonuses awarded to senior executives generally represent a larger percentage of their base salaries than bonuses awarded to junior personnel. The overall size of the bonus pool is determined by the level of the Company's financial success based on one or more measures.

     The Committee is responsible for establishing or approving the criteria that determine the overall size of the annual bonus pool. The Committee may select one or several measures of financial performance as targets and may express a particular financial target in terms of a graduated series of achievement levels, with successively larger bonus pools resulting from correspondingly higher levels of achievement. The financial target or targets for a particular year are identified during the course of the year, with occasional modifications to reflect unusual circumstances affecting the Company, the regional or national economy or the banking industry generally. In recent years, the principal measure of performance selected by the Committee for purposes of setting the overall size of the bonus pool has been diluted earnings per share, net of extraordinary or nonrecurring items.

     In 1996, the Bonus Plan was amended with stockholder approval to ensure that amounts paid thereunder to executives would continue to be fully tax deductible to the Company. See "Tax Deductibility of Certain Payments," below. Under the amended Bonus Plan, the Committee, in addition to setting general performance targets that govern the funding of the annual bonus pool on a Company-wide basis, also establishes, on or before March 31 of each year, one or more specific performance goals that govern the determination of annual bonuses for the Company's top executives (those individuals named in the Summary Compensation Table in the Proxy Statement). The annual executive goal currently consists of an Earnings Per Share Target. Unlike the goals for the Company-wide bonus pool, the executive goal or goals, once established in the first quarter of each year, may not subsequently be adjusted or supplemented. If at the end of the year the Company has satisfied the pre-established executive goal (or, if more than one executive goal has been set, as many of such goals as the Committee may specify), each top executive may receive, as his maximum annual bonus for that year, an amount calculated under an objective formula established under the Bonus Plan. Under this formula, the maximum bonus for each executive is based on the officer's position with the Company and the Company's "net income" for the year as defined in the plan. For 1998, the aggregate of the maximum annual bonuses payable under the Bonus Plan to the named executives in the Summary Compensation Table as a group was 4.75 percent of the Company's "net income" for the year, as thus defined.

     Although the maximum annual bonus for each executive is determined under the formula described above, the Committee in its sole discretion determines at year-end the actual bonus payment to be received by each top executive under the Bonus Plan, which may be less than (but may not exceed) the maximum bonus for that individual determined under the objective formula.

  Long-Term Incentive Compensation

     The final component of the executive compensation program, which is greatly emphasized by the Company, is the long-term incentive compensation feature. This feature consists of stock-based awards, such as stock options, that offer executives the possibility of future value depending on the long-term price appreciation of the Company's Common Stock and the executives' continued employment with the Company.

     The Committee believes that, from a motivational standpoint, the Company's use of stock-based compensation has been a notable success and has contributed greatly to the Company's superior financial performance in recent years, eliciting maximum effort and dedication from the senior executives. It is this belief in the efficacy of stock-based compensation that has led the Board and the Committee to revise and expand the long-term incentive compensation program of the Company during recent years, in ways that affect both senior executives and other key personnel. The purpose and effect of such revisions have been to increase the importance of long-term incentive compensation to senior executives and to extend the reach of equity-based incentive compensation to a broader range of junior officers and other employees. The recent revisions to the Company's long-term incentive compensation program, including the adoption by the Company of a new compensatory stock plan at year-end 1998, are discussed further below.

     Under all the Company's compensatory stock plans, the Committee has sole discretion in determining grants of stock-based awards to senior executives, including the timing, amounts and types of awards. In the case of individual executives, the Committee's award decisions are based on an evaluation of both the Company's performance (measured against its own pre-established goals and against its peer group) and the executive's accomplishments. The Committee also takes into consideration the incentive award practices followed by the Company's peer banks for their top executives. The Company, like the other top performing banks in its peer group, has consistently paid more than 50 percent of total executive compensation in the form of long-term incentive awards.

     Stock-based awards typically consist of stock options or shares of restricted stock (which are merely shares of Common Stock that are forfeitable and are subject to restrictions on transfer prior to the vesting date). The exercisability of options and the vesting of restricted stock depends upon the continued employment of the executive with the Company. Options have no value unless the Company's stock price rises over time, and the value of restricted shares over time also is directly proportionate to the market value of the Company's stock. Thus, although the dollar value of the compensatory stock awards granted by the Committee to the Company's top executives in recent years has been substantial (exceeding the dollar value of the salaries and annual bonuses paid to this group), the Committee notes that the high value of the stock awards both reflects and is directly proportional to the exceptional increase in value enjoyed by all the Company's stockholders over the same periods.

     NEW STOCK PLAN. In December 1998 the Committee approved, and the Board of Directors ratified, a new long-term incentive stock plan, the 1998 Stock Compensation Plan. This plan (the "New Stock Plan") is similar to the plan it replaces, the Key Employee Stock Plan, which was adopted in 1994. Unlike the earlier plan, however, awards under the New Stock Plan may be granted not only to senior executives but also to a broad selection of junior level employees, if and as appropriate. Most of the stock awards granted to executives at year-end 1998 came out of the new plan.

     Awards under the New Stock Plan may be either nonqualified stock options or shares of restricted stock. All options granted under the new plan must have an exercise price at least equal to the market value of the Company's Common Stock on the date of grant. The repricing of any options previously granted under the New Stock Plan (or under any other Company stock plan) is prohibited. Options may be exercised only for a limited period of time after the optionee leaves the Company's employment. Restricted shares awarded under the new plan carry dividend and voting rights from the date of grant; vesting of the shares may be set at any date or dates not earlier than three years after grant. Restricted shares are forfeited if the award holder leaves the Company's employment before vesting.

     The total number of shares authorized for awards under the New Stock Plan is 1,500,000, which represents slightly more than 1 percent of the total number of shares of Common Stock currently outstanding. No more than 500,000 of the shares authorized under the new plan may take the form of restricted stock. No executive may receive a total number of shares under the plan exceeding 1 percent of the total number of shares of Common Stock outstanding on the date the plan was adopted. Because of the relatively small number of shares authorized for awards under the New Stock Plan, stockholder approval of the plan is not required under applicable securities laws and regulations. All awards to executives under the new plan are at the sole discretion of the Committee.

     The Committee believes that the New Stock Plan will be sufficient to meet the Company's compensatory stock needs for several years.

     RECENT REVISIONS TO LONG-TERM EXECUTIVE COMPENSATION. In the past two years, the Company has modified various aspects of its long-term incentive compensation program for executives. The general purpose of such revisions has been to increase the relative significance to executives of long-term incentive compensation versus other types of compensation, and to reinforce the long-range commitment of senior management to the Company. Some of the more significant revisions include the introduction of "reload" stock options for executives, the implementation of a program to extend the vesting date of executives' restricted shares until their retirement, and the addition of special features to executives' stock options to make them more attractive compensatory vehicles, such as by making executive options transferable by gift prior to exercise and by permitting executives to exercise options while deferring receipt of the underlying shares.

     (i) Reload Options. With Board and Committee approval, the concept of "reload" stock options was added to the executive compensation program in late 1996. The reload option is a device intended to encourage option exercise. It works as follows: if the executive exercises some or all of his existing stock options in a stock-for-stock exercise (that is, by surrendering to the Company, as payment of the option exercise price, a number of shares of Common Stock previously owned by the executive valued at the current market price), the executive receives from the Company, in addition to the shares deliverable to him upon exercise of the original, or "underlying," option, a new "reload" option to acquire an additional number of shares equal to the number of shares surrendered in exercise of the "underlying" option. Under the Company's reload option program, if the executive authorizes the Company to withhold any of his option shares as payment of his tax withholding obligation, the number of withheld shares will be added to the number of shares covered by the new reload option. The reload option bears an exercise price per share equal to the market price of the Common Stock on the date the underlying option is exercised, and expires on the same date the underlying option would have expired. The purpose of reload options is to enable the executives to exercise their existing options by surrender of pre-owned shares while maintaining their same overall level of percentage ownership interest in the Company. The Committee determines on a case-by-case basis whether and under what circumstances executives will be entitled to receive reload options.

     In each of the past two years, the Company's top executives, taking advantage of the Committee's willingness to grant them reload options, have exercised a substantial portion of their outstanding, exercisable options in stock-for-stock exercises, thereby triggering the issuance to them of a number of reload options. These reload options have been separately identified in the executive compensation tables included in this Proxy Statement. The Committee expects that it will approve the grant of reload options to executives again in the future, if in each case it concludes that doing so will serve as an incentive to the executives and will be in the best interests of stockholders.

     (ii) Retirement-Based Vesting of Restricted Stock. Another feature added to the Company's long-term incentive compensation program for executives in recent years is the retirement-based vesting of restricted stock. Under this approach, first implemented with Board and Committee approval in 1997, shares of restricted stock awarded to the Company's most senior executives (i.e., the executives named in the Summary Compensation Table) will remain unvested, and will continue to be forfeitable, until the anticipated date of their retirement. Previously, the vesting of restricted shares was set at some designated number of years after grant, e.g., on the fifth, sixth or seventh anniversaries of grant. All restricted shares awarded to the top executives in the past two years have been structured so that vesting will not occur until the executive retires, or until his earlier death or permanent disability or a change-in-control of the Company occurs. Termination of employment prior to one of these events will result in forfeiture. Moreover, in early 1997, Company executives Kanas, Bohlsen and Healy surrendered all non-vested restricted shares then held by them, all of which had shorter vesting periods, and the Committee subsequently elected in its sole discretion to replace the surrendered shares by granting these executives restricted shares having retirement-based vesting. The Committee believes that retirement-based vesting of restricted stock will encourage top management to commit to the Company for a longer period of time, thereby benefiting the Company and its stockholders.

     (iii) Modifications to Executives' Options. In 1998, the Committee approved certain additional changes to the stock options held by senior management. These changes are intended to make the options more attractive as forms of compensation. Similar changes to executive stock options have been made in recent periods by other publicly-held companies that, like North Fork, emphasize stock-based incentive compensation for management. Certain senior executives are now permitted to transfer their compensatory stock options prior to exercise, exclusively by gift and exclusively to members of their immediate families. This feature provides executives with additional flexibility in their estate planning. Additionally, senior executives are now permitted, when they exercise their stock options by delivery of previously owned shares of Common Stock, to direct the Company to defer until some later date the actual delivery to the executives of the new shares of Common Stock otherwise deliverable to them upon exercise. In appropriate cases, this deferred delivery feature may enable executives to exercise all their stock options currently while enjoying the benefits of a tax-deferred compensation plan payable in Company Common Stock. The Company added these new features to its executive stock program, with the Committee's approval, in order to reinforce the executives' comfort with, and commitment to, Company stock as a major component of long-term executive compensation.

     EXPANSION OF COMPENSATORY STOCK PLANS TO MORE EMPLOYEES. Another recent change to long-term compensation policy that the Committee approves and supports is the extension of stock-based incentive compensation to a broader group of employees. In addition to the Company's 401(k) plan, which has been in place for many years and which gives participating employees the opportunity to invest on a tax-deferred basis in Company stock (as well as other investment options), the Company recently implemented a more broadly-based compensatory stock program for employees. Under this program, the Company has awarded stock options and shares of restricted stock in the past two years to approximately 230 junior officers and other selected employees. The Committee believes that stock awards will prove equally as effective in motivating this broader group of employees as has been the case with senior executives. The New Stock Plan adopted at year-end 1998 authorizes awards to this broader group of employees as well as to management. However, the shares of restricted stock awarded to the broader group of employees will not have the retirement-based vesting feature discussed above but will vest over shorter periods, and the stock options awarded to the broader group will not have the special features discussed above that have recently been added to executives' stock options (i.e., the reload feature, transferability prior to exercise, and deferred delivery of option stock).

TAX DEDUCTIBILITY OF CERTAIN PAYMENTS

     Under a provision of the Internal Revenue Code, Section 162(m), publicly-traded companies are denied a tax deduction for compensation exceeding $1 million paid to any of the top executives, subject to certain exemptions. The Company's Bonus Plan has been designed so that bonuses awarded thereunder to executives qualify for an exemption from this statute and remain tax deductible to the Company. In addition, stock options granted under some of the Company's older stock plans also may be exempt from the restrictions of Section 162(m), such that the compensation related to stock options granted to top executives under these plans may remain tax deductible to the Company. Thus, some of the few shares remaining under these older plans may be reserved for future grants of options to the Company's most senior officers. The Committee intends to work with the Board to ensure that compensation paid to senior executives remains tax deductible, to the extent practicable.

YEAR-END 1998 COMMITTEE REVIEW OF EXECUTIVE COMPENSATION

     The Committee's review of executive compensation at the end of 1998 was primarily influenced by the Company's excellent financial performance during the year. Yet again in 1998, North Fork's earnings levels far exceeded industry averages and also exceeded the Company's own earnings levels achieved in prior years, which were themselves excellent.

     North Fork continues to be one of the best performers nationwide in the banking industry, and to be widely recognized as such. Recent reviews of the 50 largest commercial bank holding companies in the United States (North Fork was the 48th largest at year-end, measured by total assets) reveal that the Company was the top-rated institution in several key performance areas in 1998 and among the highest-rated in many others. At year-end, several industry analysts issued a "buy" recommendation for the Common Stock, on the strength of the Company's consistently exceptional performance.

     Return on average equity for 1998 was 25.2% and return on average assets was 2.04%, excluding restructuring charges related to acquisitions. These earnings ratios solidified North Fork's position as one of the top-earning banks of any size in the United States.

     All other measures of financial performance showed gains as well. The Company substantially improved asset quality in 1998. The ratio of non-performing loans to total loans decreased markedly, from .66% to .27%, and the coverage ratio (allowance for loan losses as a percentage of non-performing loans) was 470% at year-end. By each measure, North Fork was among the leaders in the banking industry. At the same time that its asset quality was improving, the Company also managed to defy the general industry trend in 1998 and improve its net interest margin to 4.48 percent, 6 basis points above the prior year's margin.

     Most impressively, the Company's efficiency ratio, which for several years has been among the nation's best, improved yet again. For 1998, North Fork's core efficiency ratio was 35.03%. According to a report released at year-end by the bank analysis firm Keefe, Bruyette and Woods, this was the best efficiency ratio for any of the 50 largest commercial bank holding companies in the United States.

     The companion of efficiency is employee productivity, and here, too, the Company excelled in 1998. For the year, the ratio of net income to compensation expense, excluding non-recurring items, was 258%. The Company believes, based on the information available to it from a number of sources, that this employee productivity ratio substantially exceeded that attained by any of the other 50 largest bank holding companies in the United States in 1998.

     The Committee notes that the Company achieved this stellar financial record while continuing its multi-year history of significant and efficient expansion. During 1998, North Fork completed the acquisition and successful integration of Home Federal Savings Bank, a thrift institution with $3.3 billion in assets and branches located throughout the New York City metropolitan area. By year-end, all projected cost savings for this non-dilutive transaction, which closed in the first quarter of the year, had been fully realized. Also during the year the Company completed its first acquisition of an investment firm, with the June 1998 purchase of Amivest Corporation, an asset management company. As a result of the Amivest acquisition, the Company doubled the dollar amount of assets under management.

     The Company's capital position remains strong, as internally-generated equity has more than kept pace with asset growth, notwithstanding a 70 percent increase from 1997 to 1998 in per share cash dividends (including the special cash dividend of $.15 per share declared in the fourth quarter of 1998). The Company also commenced a stock repurchase program at the end of 1998, as management and the Board continue to implement strategies to strengthen per share returns and ensure that stockholder equity is suitably leveraged.

     Like other commercial banks, including many other top performing banks, the Company saw the price of its Common Stock fluctuate sharply over the past twelve months, mirroring upheavals in the broader market. Nevertheless, from year-end 1997 to year-end 1998 the market price of the Common Stock increased by 6.39 percent, adjusted for a 3-for-2 stock split in May 1998. This gain represents a better-than-average market performance for the Company's stock as against the Company's peer group, and is particularly impressive when considered against the exceptional market performance of the Company's Common Stock in the several preceding years. At December 31, 1998, the Common Stock was trading at more than 400% of its book value per share, reflecting the market's esteem for the Company's earnings power and the consistent performance of North Fork management. Thus, the all-in return on the Company's stock during 1998, including the increased dividend pay-out, is viewed as a success by the Committee, especially in light of the serious erosion experienced by many bank stocks and bank stock indices over the same period.

     In summary, 1998 was another excellent year for North Fork. For their efforts in leading the Company to its impressive performance, the senior executives deserve to be commended and rewarded. The Committee has determined that the executives should receive increases in their over-all compensation, as detailed below.

  Salary

     With the Committee's support, the four top executives received salary increases at year-end 1998 ranging from 14 percent to 25 percent over their prior salaries. In concluding that increases were appropriate, the Committee was particularly influenced by the Mercer analysis obtained during the year, discussed earlier in this report under "Executive Compensation Policy." The Committee also observes that the executive team did not receive general salary increases at the end of 1997, although that too was an excellent year for the Company. It remains the Committee's position that the incentive components of executive compensation should be emphasized more than cash salary, and the Summary Compensation Table in the proxy statement and the information contained in the Mercer analysis indicate that incentive compensation is the dominant form of executive compensation at North Fork.

  Annual Incentive Compensation

     In light of the Company's excellent earnings record for 1998, annual bonuses paid to the senior executives at year-end under the Bonus Plan increased substantially over the prior year. The increases in bonuses ranged from 18% to 33%. Even these increased bonus amounts, however, did not equal the maximum bonus amounts that might have been paid to the senior executives under the objective formula set forth in the Bonus Plan. Utilizing the discretion given it under the plan, the Committee made downward adjustments from the maximum bonus amounts determined under the plan's objective formula. The bonus amounts actually paid to the top executives for 1998 are identified in the Summary Compensation Table.

  Long-Term Incentive Compensation

     The Committee has traditionally conducted a year-end review of long-term compensation for executives. In 1998, the Committee was able to supplement its review with the information and recommendations set forth in the Mercer analysis. As a result of its review, the Committee determined at year-end to make new grants of stock-based awards to senior management. Most of these awards were made under the Company's new 1998 Stock Compensation Plan, discussed under "Components of Executive Compensation -- Long-Term Incentive Compensation; New Stock Plan," above. The four executives listed in the Summary Compensation Table received stock-based awards (options and restricted stock) at year-end for an aggregate of 185,000 shares. Although these awards were identical, both in types of awards and numbers of shares per award, to the awards received by each of these executives at the end of 1997, the number of shares per award was not adjusted for the intervening 3-for-2 stock split in May 1998. Thus, the grant-date value of the 1998 awards received by the executives was lower than the grant-date value of the awards received by them at year end 1997.

     In the first half of 1998, the Committee elected to approve reload option exercises by the executives. As a result, when the executives completed stock-for-stock exercises of their outstanding options in April 1998, they received new reload options from the Company. Information on these new reload options is set forth separately in the Option Grant table in the proxy statement.

CHANGE-IN-CONTROL ARRANGEMENTS AFFECTING EXECUTIVE OFFICERS

     The Committee approves of the Company's traditional policy of not extending long-term employment agreements to executive officers under normal circumstances. Only in the context of certain acquisitions has the Company varied from this policy, by occasionally agreeing to give employment contracts to officers of an acquired bank, generally in replacement of their pre-existing contracts with the acquired bank. Of the named executive officers in the Summary Compensation Table, only Vice Chairman O'Brien is currently serving under an employment agreement with the Company, which replaces the agreement he had with North Side Savings Bank prior to the Company's acquisition of North Side at year-end 1996.

     On the other hand, the Committee believes that the long-term interests of stockholders are well served by extending to senior management certain protections in the event a change-in-control of the Company should occur in the future. In approving these arrangements, the Committee has sought to align management's interest with that of stockholders, such that top executives would be actively encouraged to seek out and aggressively explore possible change-in-control transactions for the Company at the optimum time and for the optimum price.

     The Company's change-in-control program for senior management involves two elements, change-in-control agreements and a Performance Plan, each of which is discussed in more detail below.

     The Committee does not believe that management will act to protect its own positions or interests at stockholder expense. Nor is the Committee aware of any current meaningful offers to acquire the Company or discussions or negotiations regarding such an acquisition.

  Change-in-Control Agreements

     Several years ago, the Company entered into change-in-control agreements with Company executives Kanas, Bohlsen and Healy. The Company entered into a similar change-in-control agreement with Company executive O'Brien at year-end 1996, when North Fork acquired North Side Savings Bank, of which Mr. O'Brien was President and Chief Executive Officer. These change-in-control agreements, which are fairly standard in form and substance, provide that, if there is a change in control of the Company and within a designated period thereafter the executive's employment terminates, the executive will receive an amount in cash equal to a multiple of the executive's salary before termination. The agreements are described in more detail elsewhere in this Proxy Statement under the heading, "Agreements With Executive Officers."

  Performance Plan

     In 1994, the Company adopted a Performance Plan. Under this Plan, if the Company is acquired in a change-in-control transaction that produces an above-average return to the Company's stockholders, the senior executives of the Company as well as junior officers and other salaried employees whose services are important to the accomplishment of the transaction will be entitled to receive a special, one-time cash distribution payable out of a special performance pool. The availability and size of the performance pool will depend upon the level of financial success achieved by the Company in connection with the acquisition, measured against pre-established, objective performance targets. No pool will be funded or distributed in connection with any acquisition of the Company that does not exceed the industry average for similar acquisition transactions in the period in question, using as a basis of comparison the ratio of the acquisition price paid to book value.

     The Committee sets objective financial performance targets under the Performance Plan at the end of each calendar year. If and to the extent that the objective targets are met in connection with any change in control of the Company that is first announced in the ensuing year, at closing of the transaction the performance pool will be funded and distributed. Once established for a particular year, the performance targets may not later be altered or canceled. The basic limitation under the Performance Plan is that no performance pool amounts will be funded or distributed in connection with a change in control except upon attainment of above-average financial returns for stockholders in that transaction. The maximum size of any performance pool distributable under the Performance Plan upon a change in control is 3 percent of the Company's market capitalization at the time the change in control is completed, including in market capitalization the premium paid to the Company's stockholders in the transaction. Once a performance pool is distributed, the Performance Plan terminates.

     Distributions of the performance pool will be made in three tranches. Tranche 1 will consist of senior executives, including the Chief Executive Officer and such other senior officers as may be determined by the Committee on a year-to-year basis. Tranche 2 will consist of other officers who have contributed to the success of the transaction as determined by the Committee. Tranche 3 will include all other employees of the Company whose contributions to the transaction's success are deemed significant by the Committee. The participants in Tranche 3 may receive up to, but not more than, 10 percent of any performance pool. The Committee may determine, on an ongoing basis, how the remaining portion of the pool is to be divided between Tranches 1 and 2. Currently, the Committee has decided that 75 percent of any performance pool payable in 1999 would be distributed to the Tranche 1 executives, who for 1999 will be the four executives named in the Summary Compensation Table. The precise percentage allocations among the participants in any specific tranche would be determined by the Committee at some point prior to closing. Under the Performance Plan, the Chief Executive Officer currently is entitled to receive at least 30 percent of Tranche 1.

     If the performance pool is distributable under the Performance Plan because a change in control has occurred and the pre-established performance targets have been satisfied, the entire pool must be distributed. Executives, officers or employees of the Company selected to receive distributions from the performance pool need not resign or retire in order to receive their distributions. In addition, the Performance Plan provides a so-called tax gross-up provision for senior executives, under which the Company would pay any taxes payable by the senior executives on pool distributions to them, including any excise taxes on any portions of distributions constituting "excess parachute payments" under the Internal Revenue Code.

     In establishing particular performance targets for 1999, the Committee selected as a benchmark for measuring any completed change-in-control transaction that may be first announced in 1999, an index maintained by a designated industry analyst for public sector commercial bank acquisition transactions announced in the 12 months preceding announcement of the Company's transaction. Specifically, if the Company's transaction, upon announcement, involves a multiple of sale price to book value of the Company's Common Stock that exceeds the median multiple of sale price to book value in the index, a performance pool will be funded upon completion of the transaction. The size of the pool would depend on the extent to which the multiple in the Company's transaction exceeded the median multiple, ranging from a performance pool equaling 1.5 percent of market capitalization at closing for transactions barely exceeding the median to 3.0 percent of market capitalization at closing for transactions in the 90th percentile under the index.

     The Committee may elect in future years to alter the performance targets, the definition of the performance pool or the size and constituency of the tranches. There can be no assurances that a change-in-control transaction will be effected within any certain period or at any time.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     In assessing appropriate types and amounts of compensation for the Chief Executive Officer, the Committee evaluates both corporate and individual performance. Corporate factors included in the evaluation are return on stockholders' equity, return on assets, levels and changes in non-performing assets, the market price of the Common Stock and the Company's performance compared to peer group institutions. Individual factors include the CEO's initiation and implementation of successful business strategies, formation of an effective management team and various personal qualities, including leadership.

     The Committee believes that much of the credit for the Company's excellent financial performance in recent years belongs to CEO John Adam Kanas. The discipline required to increase earnings in a fiercely competitive commercial banking environment starts at the top. North Fork's industry-leading efficiency and employee productivity ratios are a testament, the Committee feels, to Mr. Kanas's ability to maintain discipline and instill dedication throughout the organization.

     The Committee also recognizes Mr. Kanas's key role in the success of the Company's expansion campaign in recent years. Over the past decade, the Company has increased tenfold in size, principally due to a series of acquisitions of banks, thrift institutions and securities firms. The Committee notes that every one of these acquisitions has been non-dilutive to pre-existing stockholders, as the cost savings projected for each have been achieved within the targeted time frames. The resulting North Fork franchise, which now extends throughout Long Island and the New York City metropolitan area and into Connecticut, is an enviable one. The Company is well positioned for the future, both in terms of further expansion and the protection and enhancement of stockholder value.

     Mr. Kanas has been acclaimed in the industry press for this dual achievement of unmatched efficiency and strategic growth, and justly so. The Committee further observes that he leads by example. The demands in recent years on the time and effort of Mr. Kanas and the other members of his senior management team have been extraordinary, and they have responded. His (and their) overall compensation in recent years, although above industry norms, has been earned. The Committee notes that, when compared to management at the other top performing banks in the Company's peer group (those other banks in the 90th percentile of financial performance), Mr. Kanas and his senior officers are not overcompensated, in terms of either cash compensation or incentive-based pay.

     For all the reasons cited above, the Committee recommended to the full Board at year-end 1998 that Mr. Kanas's salary be increased by 18% (and it was) and determined that the cash bonus actually paid to him under the Bonus Plan, within the objectively determined plan maximum, would be increased by 26% over his 1997 bonus. The Committee also made year-end awards to Mr. Kanas of options to acquire 30,000 shares and 40,000 shares of restricted stock, the same number and type of stock awards given him at year-end 1997. However, the number of shares per award was not adjusted for the intervening 3-for-2 stock split in May 1998, and therefore the grant-date value of his 1998 stock awards was lower than the value of his 1997 awards.

     Committee members:

          Allan C. Dickerson, Chairman
          Lloyd A. Gerard
          George H. Rowsom

                                RETIREMENT PLANS

     Executive officers of the Company participate in a retirement plan (the "Retirement Plan"), which is a defined benefit plan maintained and administered by the Company. The Retirement Plan covers all employees who have attained age 21, completed at least one year of service and worked a minimum of 1,000 hours per year. A participant becomes 100 percent vested under the Retirement Plan after five years of service.

     Under the Retirement Plan's benefit formula, participants accrue an amount through the plan each year equal to five percent of their annual compensation (as defined under the plan) plus a fixed rate of interest based on one-year Treasury Bill rates, credited quarterly. These amounts are subject to limitations under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The benefits subsequently paid under the Retirement Plan to each participant after retirement are payments based on the accrued total amount in the plan for that participant, projected over an assumed life expectancy.

     Compensation as defined under the Retirement Plan is total salary and bonuses (i.e., columns (c) and (d) in the Summary Compensation Table, excluding any directors' fees), as well as certain other taxable compensation received by the executives such as the amounts of insurance premiums paid on their behalf by the Company which is included in column (i) of the Summary Compensation Table.

     In addition to the Retirement Plan, the Company has a Supplemental Executive Retirement Plan (the "SERP"). The SERP restores to specified senior executives upon their retirement from the Company the full level of retirement benefits that they would have been entitled to receive under the formula contained in the Retirement Plan, absent the ERISA provision limiting maximum payouts and maximum compensation under tax-qualified retirement plans. The SERP also provides for participating executives a nonqualified defined contribution plan feature, under which executives may elect to make post-tax contributions, which will be entitled to matching Company contributions, much like 401(k) plan deferrals, but not on a tax-deferred basis and not subject to the Internal Revenue Code's limitation on maximum 401(k) plan contributions. The SERP may be funded through a combination of elective contributions by covered individuals and Company matching contributions, both made to a secular trust.

Under the SERP, the Company will also pay on behalf of covered individuals any income taxes payable by them as a result of Company contributions on their behalf. Each of the named executive officers in the Summary Compensation Table on page 8 is covered under the SERP.

     Based upon their current covered compensation and assuming retirement at normal retirement age (65), executive officers Kanas, Bohlsen, O'Brien and Healy would receive under the Retirement Plan and the SERP combined annual benefit payments of approximately $296,800, $64,400, $174,100 and $50,900, respectively.

                TRANSACTIONS WITH DIRECTORS, EXECUTIVE OFFICERS
                             AND ASSOCIATED PERSONS

     Since January 1, 1998, certain of the directors and executive officers of the Company (and members of their immediate families and corporations, organizations and trusts with which these individuals are associated) have been indebted to North Fork Bank in amounts of $60,000 or more. All such loans were made in the ordinary course of business, did not involve more than normal risk of collectibility or present other unfavorable features, and were made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the same time for comparable loan transactions with unaffiliated persons. No such loan was classified by North Fork Bank as of December 31, 1998, as a non-accrual, past due, restructured or potential problem loan.

                             STOCKHOLDER PROPOSALS

     The Company may consider a stockholder's proposal for inclusion in the Company's proxy materials for the 2000 Annual Meeting of Stockholders only if such proposal is received in writing by the Secretary of the Company at the Company's principal executive offices no later than November 25, 1999 and meets the other requirements established by the Securities and Exchange Commission for stockholder proposals. Please address your proposals to: Ms. Aurelie S. Graf, Corporate Secretary, North Fork Bancorporation, Inc., 275 Broad Hollow Road, Melville, New York 11747.

     Under the By-laws of the Company, any stockholder who wishes to bring a matter before the annual meeting of stockholders must deliver a written notice to the Secretary of the Company not less than 45 days nor more than 90 days before the anniversary date of the day that proxy materials were first mailed for the prior year's annual meeting of stockholders, provided the actual date of the annual meeting of stockholders is within 30 days of the anniversary date of the prior year's annual meeting. The written notice must contain the name and record address of the stockholder submitting the proposal, a brief description of the proposal sought to be raised at the meeting, the number of shares of Company stock beneficially owned by the proposing stockholder (who must be a record holder of Company stock both on the day the stockholder gives written notice of the proposal and on the record date for the meeting) and certain other information specified in the By-laws of the Company. Failure to comply with this advance notice requirement will preclude the stockholder from submitting the proposal to the annual meeting of stockholders. For the 2000 Annual Meeting of Stockholders, such written notice must be given not later than February 8, 2000, and not earlier than December 25, 1999. In addition, the

Company's By-laws specify procedures for a stockholder to submit a nomination for director at the annual meeting of stockholders. A copy of the relevant sections of the By-laws may be obtained from the Corporate Secretary upon request. Please note that the requirements contained in this paragraph relate only to matters that a stockholder may wish to bring before an annual meeting of stockholders and are independent from the requirements of the Securities and Exchange Commission to have a stockholder proposal included in the Company's proxy statement as discussed in the preceding paragraph.

                              INDEPENDENT AUDITORS

     KPMG, LLP, Certified Public Accountants, were the independent auditors of the Company for the year ended December 31, 1998, and have also been selected to serve as auditors for 1999. Representatives of KPMG, LLP are expected to be present at the Meeting with an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions from stockholders.

                    OTHER MATTERS TO COME BEFORE THE MEETING

     The Board of Directors of the Company is not aware of any other matters that may come before the Meeting. However, the proxies may be voted with discretionary authority with respect to any other matters that may properly come before the Meeting to the extent permitted under applicable law.

                                           By Order of the Board of Directors
                                       [/s/ Aurelie S. Graf]
                                                      AURELIE S. GRAF
                                                    Corporate Secretary

Date: March 25, 1999

                        NORTH FORK BANCORPORATION, INC.
P                  PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
R         This proxy is solicited on behalf of the Board of Directors
O                               April 27, 1999
X
Y

         The undersigned stockholders(s) of North Fork Bancorporation, Inc., a Delaware corporation (the "Company"), hereby appoint(s) James H. Rich, Jr., and Alma T. Suter, and each of them, with full power to act alone, the true and lawful attorneys-in-fact and proxies of the undersigned, with full power of substitution, and hereby authorize(s) them and each of them, to represent the undersigned and to vote all shares of common stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Islandia Marriott Long Island, 3635 Express Drive North, Hauppauge, New York 11788 at 10:00 a.m. on Tuesday, April 27, 1999, and at any adjournments or postponements thereof, with all powers the undersigned would possess if personally present, on the following proposals and any other matters coming before said meeting:

  1.  Election of Directors to the Board of Directors
      for terms to expire at the 2002 Annual Meeting       (CHANGE OF ADDRESS)
      of Stockholders
      Nominees:    John Bohlsen, Thomas M. O'Brien and    _____________________
                   Patrick E. Malloy, III                 _____________________
      (Check one box only for all nominees)               _____________________
                                                                 (Over)


This proxy will be voted in the manner directed herein by the undersigned. If no direction is given, this proxy will be voted FOR proposal 1, and in the discretion of the proxies on such other matters as may properly come before the annual meeting or any adjournments or postponements thereof to the extent permitted under applicable law.

                                                             SEE REVERSE SIDE

          X      Please mark your
                 votes as in this
                 example.




             The Board of Directors recommends a vote FOR Proposal 1

                                          FOR                 WITHHOLD
1.   Election of Directors
     (see reserve)                       /  /                  /  /



WITHHOLD for the following only.  Write name(s) below.



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                                    Receipt of the Notice of Annual Meeting of
                                    Stockholders and accompanying Proxy
                                    Statement is hereby acknowledged.

Please indicate whether you
plan on attending the Meeting


I PLAN TO ATTEND  I DO NOT PLAN     CHANGE OF ADDRESS
                  TO ATTEND         ON RESERVE SIDE

     /  /          /  /               /   /

                                    NOTE:    Please sign exactly as your name
                                             appears on this proxy. Joint owners
                                             should each sign personally. If
                                             signing as attorney, executor,
                                             administrator, trustee or guardian,
                                             please include your full title.
                                             Corporate proxies should be signed
                                             by an authorized officer.

                                    -------------------------------------------

                                    -------------------------------------------
                                    SIGNATURE(S)                     DATE